K&L GATES LLP 10100 SANTA MONICA BOULEVARD SEVENTH FLOOR LOS ANGELES, CA 90067 T 310.552.5000 F 310.552.5001 klgates.com

December 23, 2015

Iradimed Corporation
1025 Willa Springs Drive
Winter Springs, FL 32708

Re:            Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Iradimed Corporation, a Delaware corporation (the “Company”), and the Roger E. Susi Revocable Trust (the “Selling Stockholder”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3 (File No. 333-207778) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included as part of the Registration Statement on the date such Registration Statement was declared effective by the Commission (the “Base Prospectus”) and the  prospectus supplement dated December 18, 2015 filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement,” and, together with the Base Prospectus, and the documents incorporated or deemed incorporated therein, being referred to herein as the “Prospectus”). The Prospectus relates to the sale by the Selling Stockholder of 1,200,000 shares of Common Stock of the company, par value $0.0001 per share (the “Shares”), including the underwriter’s exercise of the full overallotment option.  This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Shares are to be sold pursuant to an underwriting agreement dated December 17, 2015 (the “Underwriting Agreement”) among the Company, the Selling Stockholder and Roth Capital Partners LLC as the underwriter.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering those opinions, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Certificate of Incorporation, as amended, (iv) the Company’s Bylaws, as amended, (v) the corporate actions of the Company that provided for the issuance of the Shares, and (vi) the reliance certificate provided by the Selling Stockholder.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have also made such other investigation as we have deemed appropriate.

For purposes of the opinions contained in this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

Our opinions expressed in this opinion letter are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws, (b) the laws of any other jurisdiction, or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to that certain Form 8-K, dated December 23, 2015 and to its incorporation by reference into the Registration Statement.  We also consent to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving our consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated under the Securities Act by the Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Act by the Commission.

Yours truly, K&L Gates LLP

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